Exhibit 99.3
Description of Material Weaknesses as of December 31, 2005
Control Environment
We did not maintain an effective control environment related to internal control over financial reporting. Specifically, we identified the following material weaknesses in our control environment as of December 31, 2005:
•	Accounting Policy

We lacked a written, comprehensive set of GAAP-compliant financial accounting policies and a formalized process for determining, monitoring, disseminating, implementing and updating our accounting policies and procedures.

•	Enterprise-Wide Risk Oversight

We did not maintain a properly staffed, comprehensive and independent risk oversight function. Specifically, our risk oversight function lacked enterprise-wide coordination, dedicated senior leadership and sufficient staffing. Comprehensive risk policies did not exist, and existing policies applicable to each business unit required enhancement.

•	Internal Audit

We did not maintain an effective and independent Internal Audit function. Internal Audit did not maintain a sufficient complement of personnel with an appropriate level of accounting and auditing knowledge, experience and training to effectively execute an appropriate audit plan. In addition, our Internal Audit function lacked clarity regarding its risk assessment process, communications and audit plans. Our ineffective Internal Audit function adversely affected our ability to adequately identify our control weaknesses.

•	Human Resources

Our human resources function did not have clear enterprise-wide coordination, which resulted in ineffective definition and communication of employee roles and responsibilities. In addition, training and performance evaluations were not always effective. As a result, we did not have a sufficient number of qualified staff, clear job descriptions, and appropriate policies and procedures relating to human resources. Lines of delegated authority were not always clear.

•	Information Technology Policy

We did not maintain and clearly communicate information technology policies and procedures. This weakness contributed to our inadequate internal control over financial reporting systems.

•	Policies and Procedures

We did not maintain adequate policies and procedures related to initiating, authorizing, recording, processing and reporting transactions. This lack of documentation led to (a) inconsistent execution of business practices, (b) inability to ensure practices were in accordance with management standards and (c) ambiguity in delegation of authority.

Application of GAAP
We did not maintain effective internal control over financial reporting relating to designing our process and information technology applications to comply with GAAP. We identified numerous material and immaterial misapplications of GAAP related to 2004 and years prior which had not been remediated as of December 31, 2005 and; therefore, continue to constitute a material weakness as of that date. We identified misapplications of GAAP in the following primary categories:
•	our accounting for debt and derivatives;

•	our accounting for commitments;

•	our accounting for investments in securities;

•	our accounting for MBS trust consolidations and sale accounting;

•	our accounting for financial guaranties and master servicing;

•	our amortization of cost basis adjustments; and

•	other adjustments, including accounting for income taxes.
A detailed description of the material misapplications of GAAP as of December 31, 2005 is included in Exhibit 99.4 to our Annual Report on Form 10-K for the year ended December 31, 2006, and is incorporated herein by reference. Additionally, due to our focus on restating prior years financial statements, we did not have the process and information technology applications in place to comply with Statement of Position No. 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer as of December 31, 2005.
Financial Reporting Process
We did not maintain an effective, timely and accurate financial reporting process. Specifically, we identified the following material weaknesses in our financial reporting process as of December 31, 2005:
•	Financial Statement Preparation and Reporting

Our systems and processes were not designed and in operation to enable us to prepare accurate consolidated financial statements in accordance with GAAP. These systems and processes, coupled with our other material weaknesses, resulted in our inability to prepare and complete accurate financial information.

•	Disclosure Controls and Procedures

We did not maintain effective disclosure controls and procedures, including an effective Disclosure Committee, designed to ensure complete and accurate disclosure as required by GAAP. In addition, we have not filed periodic reports on a timely basis as required by the rules of the SEC and the NYSE.

•	General Ledger Controls

We did not maintain effective internal control over financial reporting relating to the general ledger and the periodic closing of the general ledger. Specifically, the design and operation of this control was inadequate for managing the addition or deletion of specific balance sheet or consolidated statements of income accounts. In addition, personnel were granted access to the general ledger that was not appropriate to their scope of responsibility and we lacked a formalized process with adequate controls to ensure that the general ledger was closed properly at the end of each period.

•	Journal Entry Controls

We did not maintain effective internal control over financial reporting relating to the recording of journal entries, both recurring and non-recurring. Specifically, the design and operation of this control was inadequate for ensuring that journal entries were prepared by personnel with adequate knowledge of the activity being posted. The entries were not supported by appropriate documentation and were not reviewed at the appropriate level to ensure the accuracy and completeness of the entries recorded.

•	Reconciliation Controls

We did not maintain effective internal control over financial reporting relating to the reconciliation of many of our financial statement accounts and other data records that served as inputs to those accounts. Specifically, the design and operation of this control was inadequate for ensuring that our accounts were complete, accurate and in agreement with detailed supporting documentation. In addition, this control did not ensure proper review and approval of reconciliations by appropriate personnel.
Information Technology Applications and Infrastructure
We did not maintain effective internal control over financial reporting related to information technology applications and infrastructure, and the references in this section to “controls” refer to our internal control over financial reporting. Specifically, we identified the following material weaknesses relating to our information technology applications and infrastructure as of December 31, 2005:
•	Access Control

We did not maintain effective design of controls over access to financial reporting applications and data. Specifically, ineffective controls included unrestricted access to programs and data, lack of periodic review and monitoring of such access, and lack of clearly communicated policies and procedures governing information technology security and access. Furthermore, we did not maintain effective logging and monitoring of servers and databases to ensure that access was both appropriate and authorized.

•	Change Management

We did not maintain effective controls to ensure that information technology program and data changes were authorized and that the program and data changes were adequately tested for accuracy and appropriate implementation.

•	End User Computing

We did not maintain effective controls over end user computing (“EUC”) applications, such as spreadsheets. Specifically, controls were not designed and in operation to ensure that access to these applications was restricted to appropriate personnel and that changes to data or formulas were authorized.
Independent Model Review Process
We identified a material weakness as of December 31, 2005 related to the design of our internal control over financial reporting related to our independent model review process. Specifically, we did not independently review that: (i) the models and assumptions used as inputs in the production of our financial statements were appropriate; and (ii) that outputs used to produce our financial statements were calculated accurately according to the model specifications. Our loan loss allowance, amortization, guaranty and financial instrument valuation processes each used models. We also incorrectly valued our derivatives, mortgage loan and security commitments, security investments, guaranties and other instruments.
Treasury and Trading Operations
We identified a material weakness as of December 31, 2005 related to the design of our internal control over financial reporting related to our treasury and trading operations. Specifically, our internal control over financial reporting was inadequate with respect to the process of authorizing, approving, validating and settling trades, including inadequate segregation of duties among trading, settlement and valuation activities within both our treasury and trading operations.

Pricing and Independent Price Verification Processes
We identified a material weakness as of December 31, 2005 related to the design of our internal control over financial reporting related to our pricing and independent price verification processes. Specifically, our internal control over financial reporting was inadequate with respect to the process used to price assets and liabilities, and did not maintain appropriate segregation of duties between the pricing function and the function responsible for independently verifying such prices.
Wire Transfer Controls
We identified a material weakness as of December 31, 2005 related to the design of our internal control over financial reporting related to our wire transfer function. Specifically, the design of our internal control over financial reporting was insufficient with respect to the initiation, authorization, segregation of duties and anti-fraud measures related to wire transfer transactions and with respect to the reconciliation of cash balances and wire transfer activity. In addition, approvals were not consistent with approval policies and funds movements lacked verifications.
Multifamily Lender Loss Sharing Modifications
We identified a material weakness as of December 31, 2005 related to the design of our internal control over financial reporting related to maintaining accurate loss sharing information in our information systems. Specifically, we did not have a control in place to ensure that loss sharing amendments related to credit facilities with our multifamily lenders were appropriately recorded in our information systems. As a result, our accounting conclusions, including certain conclusions related to consolidation, could have been materially affected.